Boise Inc. Investor Relations 1111 West Jefferson PO Box 990050 Boise, ID 83799-0050 T 208 384 7456 F 208 395 7400	Exhibit 99.1

News Release	For Immediate Release: November 3, 2009

Media Contact Virginia Aulin – 208 384 7837	Investor Relations Contact Jason Bowman – 208 384 7456

Boise Inc. Announces Financial Results for Third Quarter 2009

BOISE, Idaho – Boise Inc. (NYSE: BZ) today reported net income of $48.2 million or $0.57 per diluted share for third quarter 2009, compared with third quarter 2008 net income of $4.4 million or $0.06 per diluted share and second quarter 2009 net income of $50.9 million or $0.60 per diluted share.

EBITDA excluding special items was $66.2 million for third quarter 2009, compared with $77.9 million for third quarter 2008 and $53.0 million for second quarter 2009.

FINANCIAL HIGHLIGHTS

(in millions, except per-share data)

	3Q 2009	3Q 2008	2Q 2009

Sales	$508.3	$633.1	$479.4
Income from operations	$93.5	$30.1	$96.6
Net income	$48.2	$4.4	$50.9
Net income per share basic	$0.61	$0.06	$0.65
Net income per share diluted	$0.57	$0.06	$0.60
EBITDA (a)	$128.0	$61.1	$130.6
EBITDA excluding special items (a)	$66.2	$77.9	$53.0

(a)	For reconciliation of net income to EBITDA and EBITDA to EBITDA excluding special items, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

“We continued to deliver solid earnings and cash flow in the third quarter and strengthened our balance sheet through our debt restructuring in October,” said Alexander Toeldte, President and Chief Executive Officer of Boise Inc. “We experienced moderating costs, good demand in our core office papers and agricultural-based packaging products, and continued to see growth in our label and release, flexible packaging, and premium office paper markets. We are now in compliance with the NYSE listing standards, have a more flexible debt structure, and have a clear focus on our continued mission to generate earnings and cash.”

Sales

Total sales for third quarter 2009 were $508.3 million, a decrease of $124.8 million, or 20%, from $633.1 million for third quarter 2008 and up 6% from second quarter 2009 sales of $479.4 million.

Paper segment sales during third quarter 2009 decreased $65.0 million, or 15%, to $366.0 million from $431.0 million for third quarter 2008, driven by 11% lower sales volumes and 1% lower net sales prices for uncoated freesheet. In first quarter 2009, we completed the downsizing of our mill in St. Helens, Oregon, which eliminated 13% of our annual uncoated freesheet capacity. Paper segment sales in third quarter 2009 increased by $9.6 million, or 3%, from second quarter 2009, driven by higher sales volumes, offset partially by lower net sales prices.

Packaging segment sales during third quarter 2009 decreased $62.4 million, or 29%, to $150.5 million from $212.9 million for third quarter 2008. Lower newsprint volumes due to the indefinite idling of our DeRidder #2 newsprint machine and lower net sales prices for newsprint and linerboard contributed to the decline. This was offset partially by increased linerboard sales volumes to third parties. Packaging segment sales increased $20.2 million, or 16%, from second quarter 2009 due to higher sales volumes across all products, offset partially by lower net selling prices for newsprint, linerboard, and corrugated products.

Prices and Volumes

Average net selling prices of uncoated freesheet papers declined $14 per ton, or 1%, to $941 per ton during third quarter 2009 compared with third quarter 2008 and declined $17 per ton, or 2%, from second quarter 2009. Uncoated freesheet sales volumes were 325,000 tons during third quarter 2009, a decline of 11% versus the prior year period, due to reduced capacity and lower demand. Uncoated freesheet sales volumes increased 3% from second quarter 2009 on reduced market downtime, improved demand, and higher sales volumes of office and printing and converting papers. Combined sales volumes of premium office, label and release, and flexible packaging papers (which represented 27% of our third quarter 2009 uncoated freesheet sales volumes) increased by 2% from the prior year.

Corrugated container and sheet prices were flat at $58 per msf in third quarter 2009 over prices for these products during the third quarter 2008 and decreased $1 per msf, or 2%, compared with second quarter 2009 prices. Sales volumes for corrugated containers and sheets were 1.6 million msf in third quarter 2009, a decline of 4% from third quarter 2008, due primarily to sluggish industrial markets, which resulted in lower sales volumes from our sheet feeder plant in Texas. Corrugated products sales volumes increased 8% from second quarter 2009 on improving seasonal agricultural and food sector demand in our Pacific Northwest corrugated plants.

Linerboard net selling prices to third parties declined $108 per ton, or 28%, to $284 per ton in third quarter 2009 from $392 per ton in the third quarter 2008 and declined $18 per ton, or 6%, from second quarter 2009, due to soft demand, particularly in export markets. Linerboard sales volumes to third parties were 77,000 tons, an increase of 24% compared with the third quarter 2008 and an increase of 41% from second quarter 2009. In the third quarter 2008, we took production downtime as a result of hurricanes Gustav and Ike, which reduced sales volumes during that period. In the second quarter 2009, we took market downtime to balance production with lower demand at our mill in DeRidder, Louisiana.

Input Costs

Total fiber, energy, and chemical costs for third quarter 2009 were $205.8 million, a decrease of $97.9 million, or 32%, from costs of $303.7 million for third quarter 2008. Much of the decline was driven by reduced consumption as a result of the restructuring of our mill in St. Helens, Oregon, and the idling of our DeRidder #2 machine at our mill in DeRidder, Louisiana. Total fiber, energy, and chemical costs for third quarter 2009 increased $22.1 million, or 12%, from costs of $183.7 million for second quarter 2009.

INPUT COST SUMMARY

(in millions)

	3Q 2009	3Q 2008	2Q 2009

Fiber	$108.2	$136.4	$92.2
Energy	$41.9	$95.6	$40.5
Chemicals	$55.7	$71.7	$51.0

Total	$205.8	$303.7	$183.7

Fiber costs during third quarter 2009 were $108.2 million, a decrease of $28.2 million, or 21%, from $136.4 million in third quarter 2008; this was due to lower fiber prices and reduced consumption due to lower demand and production capacity as a result of the St. Helens mill downsizing. Fiber costs increased $16.0 million, or 17%, from second quarter 2009 due primarily to increased consumption as a result of higher production volumes.

Energy costs in third quarter 2009 decreased $53.7 million, or 56%, to $41.9 million compared with $95.6 million in the same quarter a year ago and were flat from second quarter 2009.

Chemical costs in third quarter 2009 were $55.7 million, a decrease of $16.0 million, or 22%, compared with $71.7 million in the same quarter a year ago due to lower consumption and prices and increased $4.6 million, or 9% compared with second quarter 2009 due to increased sales volumes, offset partially by lower chemical prices.

Debt Restructuring

In October, we amended our secured debt credit agreements and issued $300.0 million of senior unsecured notes in an offering as part of a debt restructuring to increase financial flexibility, extend debt maturities, simplify our capital structure, and reduce overall debt. The notes are due in November 2017 and bear interest at a rate of 9%. The proceeds from this offering and cash on hand were used to repay $75.0 million of our Tranche A and Tranche B term loan facilities at par; repurchase all of our $260.7 million second lien term loans at 113% of face value; and exercise the option we entered into on August 4, 2009, to repurchase and retire the $74.8 million notes payable at 70% of face value.

Alternative Fuel Mixture Credit

During the three months ended September 30, 2009, we recorded $59.6 million of alternative fuel mixture credits, net of associated fees and expenses and before taxes. As of September 30, 2009, we recorded a receivable of $29.2 million for alternative fuel mixture credits. Our first quarter 2009 results do not include any effects of the alternative fuel mixture credits. These credits are scheduled to expire December 31, 2009.

Webcast and Conference Call

Boise Inc. will host a webcast and conference call on Tuesday, November 3, 2009, at 12:00 p.m. Eastern, at which time we will review the company’s recent performance. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise’s Internet site and will be archived for one year following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.

A replay of the conference call will be available in Webcasts & Presentations from November 3 at 1:00 p.m. Eastern through December 3 at 11:59 p.m. Eastern. Playback numbers are 800-642-1687 for U.S. callers and 706-645-9291 for international callers. The passcode is 37025622.

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. Our entire team of approximately 4,100 employees is committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our Web site at www.BoiseInc.com.

Basis of Presentation

We present our consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Our earnings release also supplements the GAAP presentations by reflecting EBITDA. EBITDA represents income (loss) before interest (change in fair value of interest rate derivatives, interest expense, and interest income), income taxes, and depreciation, amortization, and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. For example, we believe that the inclusion of items such as taxes, interest expense, and interest income distorts management’s ability to assess and view the core operating trends in our segments. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest and associated significant cash requirements; and the exclusion of depreciation, amortization, and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release contains statements that are “forward looking” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside our control that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc.

Consolidated Statements of Income (Loss)

(unaudited, in thousands, except share and per-share data)

	Three Months Ended
	September 30		June 30, 2009
	2009	2008
Sales
Trade	$498,812	$610,909	$469,877
Related parties	9,453	22,209	9,490

	508,265	633,118	479,367

Costs and expenses
Materials, labor, and other operating expenses	401,607	526,731	386,013
Fiber costs from related parties	10,325	21,213	8,933
Depreciation, amortization, and depletion	32,916	31,426	32,892
Selling and distribution expenses	13,588	13,803	14,024
General and administrative expenses	12,813	9,891	12,691
St. Helens mill restructuring	1,402	—	1,133
Alternative fuel mixture credits, net	(59,572)	—	(75,337)
Other (income) expense, net	1,710	(36)	2,434

	414,789	603,028	382,783

Income from operations	93,476	30,090	96,584

Foreign exchange gain (loss)	1,597	(449)	1,157
Change in fair value of interest rate derivatives	125	(306)	627
Interest expense	(21,436)	(27,484)	(21,389)
Interest income	130	153	91

	(19,584)	(28,086)	(19,514)

Income before income taxes	73,892	2,004	77,070
Income tax (provision) benefit	(25,737)	2,379	(26,187)

Net income	$48,155	$4,383	$50,883

Weighted average common shares outstanding:
Basic	78,634,920	77,259,947	78,141,637
Diluted	84,240,582	78,438,847	84,253,862

Net income per common share:
Basic	$0.61	$0.06	$0.65
Diluted	$0.57	$0.06	$0.60

Segment Information

(unaudited, in thousands)

	Three Months Ended
	September 30		June 30, 2009
	2009	2008
Segment sales
Paper	$365,963	$430,973	$356,401
Packaging	150,462	212,886	130,237
Intersegment eliminations and other	(8,160)	(10,741)	(7,271)

	$508,265	$633,118	$479,367

Segment income (loss)
Paper*	$78,272	$25,304	$84,505
Packaging*	22,290	10,148	20,330
Corporate and Other*	(5,489)	(5,811)	(7,094)

	95,073	29,641	97,741

Change in fair value of interest rate derivatives	125	(306)	627
Interest expense	(21,436)	(27,484)	(21,389)
Interest income	130	153	91

Income (loss) before income taxes	$73,892	$2,004	$77,070

EBITDA (a)
Paper*	$99,443	$49,378	$105,604
Packaging*	32,966	16,422	31,108
Corporate and Other*	(4,420)	(4,733)	(6,079)

	$127,989	$61,067	$130,633

*	The three months ended September 30, 2009, and June 30, 2009, included $42.9 million and $57.0 million of income recorded in the Paper segment, $19.4 million and $19.9 million of income recorded in the Packaging segment, and $2.7 million and $1.6 million of expenses recorded in the Corporate and Other segment relating to alternative fuel mixture credits, respectively. These amounts are net of fees and expenses and before taxes.

Boise Inc.

Consolidated Statements of Income (Loss)

(unaudited, in thousands, except share and per-share data)

	Boise Inc.		Predecessor
	Nine Months Ended September 30		January 1 Through February 21, 2008
	2009	2008
Sales
Trade	$1,453,557	$1,423,536	$258,430
Related parties	34,360	55,977	101,490

	1,487,917	1,479,513	359,920

Costs and expenses
Materials, labor, and other operating expenses	1,200,759	1,266,250	313,931
Fiber costs from related parties	24,961	46,857	7,662
Depreciation, amortization, and depletion	97,780	76,862	477
Selling and distribution expenses	41,394	34,563	9,097
General and administrative expenses	35,877	26,702	6,606
St. Helens mill restructuring	6,183	—	—
Alternative fuel mixture credits, net	(134,909)	—	—
Other (income) expense, net	4,383	(160)	(989)

	1,276,428	1,451,074	336,784

Income from operations	211,489	28,439	23,136

Foreign exchange gain (loss)	2,076	(1,511)	54
Change in fair value of interest rate derivatives	620	204	—
Interest expense	(64,979)	(65,064)	(2)
Interest income	275	2,152	161

	(62,008)	(64,219)	213

Income (loss) before income taxes	149,481	(35,780)	23,349
Income tax (provision) benefit	(51,359)	5,742	(563)

Net income (loss)	$98,122	$(30,038)	$22,786

Weighted average common shares outstanding:
Basic	78,093,453	72,418,643	—
Diluted	82,692,945	72,418,643	—

Net income (loss) per common share:
Basic	$1.26	$(0.41)	$—
Diluted	$1.19	$(0.41)	$—

Segment Information

(unaudited, in thousands)

	Boise Inc.		Predecessor
	Nine Months Ended September 30		January 1 Through February 21, 2008
	2009	2008
Segment sales
Paper	$1,074,359	$1,014,053	$253,508
Packaging	437,831	489,918	113,485
Intersegment eliminations and other	(24,273)	(24,458)	(7,073)

	$1,487,917	$1,479,513	$359,920

Segment income (loss)
Paper*	$187,553	$44,988	$20,718
Packaging*	43,745	(4,971)	5,685
Corporate and Other*	(17,733)	(13,089)	(3,213)

	213,565	26,928	23,190

Change in fair value of interest rate derivatives	620	204	—
Interest expense	(64,979)	(65,064)	(2)
Interest income	275	2,152	161

Income (loss) before income taxes	$149,481	$(35,780)	$23,349

EBITDA (a)
Paper*	$251,169	$95,124	$21,066
Packaging*	74,855	19,511	5,738
Corporate and Other*	(14,679)	(10,845)	(3,137)

	$311,345	$103,790	$23,667

*	The nine months ended September 30, 2009, included $99.9 million of income recorded in the Paper segment, $39.3 million of income recorded in the Packaging segment, and $4.3 million of expenses recorded in the Corporate and Other segment relating to alternative fuel mixture credits. These amounts are net of fees and expenses and before taxes.

Boise Inc.

Consolidated Balance Sheets

(unaudited, in thousands)

	September 30, 2009	December 31, 2008
ASSETS

Current
Cash and cash equivalents	$237,604	$22,518
Short-term investments	10,010	—
Receivables
Trade, less allowances of $1,074 and $961	190,561	220,204
Related parties	2,037	1,796
Other*	36,547	4,937
Inventories	256,206	335,004
Deferred income taxes	—	5,318
Prepaid and other	7,648	6,289

	740,613	596,066

Property
Property and equipment, net	1,218,759	1,262,810
Fiber farms and deposits	17,208	14,651

	1,235,967	1,277,461

Deferred financing costs	63,851	72,570
Intangible assets, net	33,047	35,075
Other assets	7,881	7,114

Total assets	$2,081,359	$1,988,286

*	September 30, 2009, includes a $29.2 million receivable for alternative fuel mixture credits.

Boise Inc.

Consolidated Balance Sheets (continued)

(unaudited, in thousands, except share and per-share data)

	September 30, 2009	December 31, 2008
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$22,235	$25,822
Income taxes payable	340	841
Accounts payable
Trade	165,780	177,157
Related parties	3,512	3,107
Accrued liabilities
Compensation and benefits	67,573	44,488
Interest payable	163	184
Other	22,679	17,402

	282,282	269,001

Debt
Long-term debt, less current portion	932,517	1,011,628
Notes payable	74,788	66,606

	1,007,305	1,078,234

Other
Deferred income taxes	44,481	8,907
Compensation and benefits	151,428	149,691
Other long-term liabilities	45,618	33,007

	241,527	191,605

Commitments and contingent liabilities

Stockholders’ Equity
Preferred stock, $.0001 par value per share: 1,000,000 shares authorized; none issued	—	—
Common stock, $.0001 par value per share: 250,000,000 shares authorized; 84,434,691 shares and 79,716,130 shares issued and outstanding	8	8
Additional paid-in capital	577,782	575,151
Accumulated other comprehensive income (loss)	(85,636)	(85,682)
Retained earnings (accumulated deficit)	58,091	(40,031)

Total stockholders’ equity	550,245	449,446

Total liabilities and stockholders’ equity	$2,081,359	$1,988,286

Boise Inc.

Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Boise Inc.		Predecessor
	Nine Months Ended September 30		January 1 Through February 21, 2008
	2009	2008
Cash provided by (used for) operations
Net income (loss)	$98,122	$(30,038)	$22,786
Items in net income (loss) not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	107,471	83,803	477
Share-based compensation expense	2,631	1,934	—
Related-party interest expense	—	2,760	—
Notes payable interest expense	8,182	2,989	—
Pension and other postretirement benefit expense	6,605	7,128	1,826
Deferred income taxes	42,667	(5,742)	11
Change in fair value of energy derivatives	(4,902)	7,471	(37)
Change in fair value of interest rate derivatives	(620)	(204)	—
(Gain) loss on sales of assets, net	395	4	(943)
Other	(2,076)	1,511	(54)
Decrease (increase) in working capital, net of acquisitions
Receivables	1,628	(1,851)	(23,522)
Inventories	79,004	(20,660)	5,343
Prepaid expenses	(462)	(5,400)	875
Accounts payable and accrued liabilities	18,436	29,869	(10,718)
Current and deferred income taxes	7,991	(1,488)	335
Pension and other postretirement benefit payments	(7,204)	(291)	(1,826)
Other	1,779	(3,388)	2,326

Cash provided by (used for) operations	359,647	68,407	(3,121)

Cash provided by (used for) investment
Acquisitions of businesses and facilities	(543)	(1,215,641)	—
Cash released from (held in) trust, net	—	403,989	—
Expenditures for property and equipment	(53,562)	(58,928)	(10,168)
Purchases of short-term investments	(13,792)	—	—
Maturities of short-term investments	3,774
Sales of assets	639	241	17,662
Other	1,621	(1,838)	863

Cash provided by (used for) investment	(61,863)	(872,177)	8,357

Cash provided by (used for) financing
Issuances of long-term debt	10,000	1,105,700	—
Payments of long-term debt	(92,698)	(60,500)	—
Payments to stockholders for exercise of conversion rights	—	(120,170)	—
Payments of deferred financing fees	—	(81,898)	—
Payments of deferred underwriters fees	—	(12,420)	—
Net equity transactions with related parties	—	—	(5,237)

Cash provided by (used for) financing	(82,698)	830,712	(5,237)

Increase (decrease) in cash and cash equivalents	215,086	26,942	(1)
Balance at beginning of the period	22,518	186	8

Balance at end of the period	$237,604	$27,128	$7

Summary Notes to Consolidated Financial Statements and Segment Information

The Consolidated Statements of Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2008 Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009, as well as the other reports the Company files with the SEC. Net income (loss) for all periods presented involved estimates and accruals.

On February 22, 2008, Boise Inc. or “the Company,” “we,” “us,” or “our” completed the acquisition (the Acquisition) of Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. (collectively, the Paper Group), and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and part of the headquarters operations of Boise Cascade, L.L.C. (Boise Cascade). The business we acquired is referred to as the “Predecessor.”

The accompanying consolidated statement of income (loss) and cash flows for the nine months ended September 30, 2008, include the activities of Aldabra 2 Acquisition Corp. prior to the Acquisition and the operations of the acquired businesses from February 22, 2008, through September 30, 2008. The consolidated statement of income (loss) and cash flows for the period of January 1 through February 21, 2008, of the Predecessor are presented for comparative purposes.

Boise Inc. operates its business in three reportable segments: Paper, Packaging, and Corporate and Other (support services). Boise Inc. manufactures commodity and premium office papers, a range of packaging papers, including label and release papers, flexible packaging papers, and printing and converting papers. Boise Inc. also manufactures corrugated containers, containerboard, newsprint, and market pulp.

(a)	EBITDA represents income (loss) before interest (change in fair value of interest rate derivatives, interest expense, and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA for Boise Inc. for the three months ended September 30, 2009 and 2008, and the three months ended June 30, 2009 (unaudited, in thousands):

	Three Months Ended
	September 30		June 30,
	2009	2008	2009

Net income	$48,155	$4,383	$50,883
Change in fair value of interest rate derivatives	(125)	306	(627)
Interest expense	21,436	27,484	21,389
Interest income	(130)	(153)	(91)
Income tax provision (benefit)	25,737	(2,379)	26,187
Depreciation, amortization, and depletion	32,916	31,426	32,892

EBITDA	$127,989	$61,067	$130,633

The following table reconciles net income (loss) to EBITDA for Boise Inc. for the nine months ended September 30, 2009 and 2008, and for the Predecessor period of January 1 through February 21, 2008 (unaudited, in thousands):

	Boise Inc.		Predecessor
	Nine Months Ended September 30		January 1 Through February 21,
	2009	2008	2008

Net income (loss)	$98,122	$(30,038)	$22,786
Change in fair value of interest rate derivatives	(620)	(204)	—
Interest expense	64,979	65,064	2
Interest income	(275)	(2,152)	(161)
Income tax provision (benefit)	51,359	(5,742)	563
Depreciation, amortization, and depletion	97,780	76,862	477

EBITDA	$311,345	$103,790	$23,667

The following table reconciles EBITDA to EBITDA excluding special items for Boise Inc. for the three months ended September 30, 2009 and 2008, and the three months ended June 30, 2009 (unaudited, in thousands):

	Three Months Ended
	September 30		June 30,
	2009	2008	2009

EBITDA	$127,989	$61,067	$130,633
St. Helens mill restructuring (a)	1,402	—	1,133
Alternative fuel mixture credits (b)	(59,572)	—	(75,337)
Impact of energy hedges	(3,624)	11,341	(3,468)
Hurricane losses	—	5,482	—

EBITDA excluding special items	$66,195	$77,890	$52,961

(a)	In November 2008, we announced the restructuring of our St. Helens, Oregon, paper mill. During the three months ended September 30, 2009, and June 30, 2009, we recorded $1.4 million and $1.1 million, respectively, of restructuring charges in “St. Helens mill restructuring.”

(b)	During first quarter 2009, we filed to be registered as an alternative fuel mixer and, in April, received notification from the Internal Revenue Service that our registration was approved. We became eligible to receive the tax credit at our four pulp and paper mills beginning at various dates from late January to late March 2009. During the three months ended September 30, 2009, we recorded $59.6 million of alternative fuel mixture credits, net of associated fees and expenses and before taxes. We recorded these amounts in “Alternative fuel mixture credits, net” in our Consolidated Statement of Income (Loss), and at September 30, 2009, we had $29.2 million recorded in “Receivables, other.”

The following table reconciles EBITDA to EBITDA excluding special items for Boise Inc. for the nine months ended September 30, 2009 and 2008. The table also reconciles the Predecessor period of January 1 through February 21, 2008, and the combined nine months ended September 30, 2008 (unaudited, in thousands):

	Boise Inc.		Predecessor	Combined
	Nine Months Ended September 30		January 1 Through February 21, 2008	Nine Months Ended September 30, 2008
	2009	2008

EBITDA	$311,345	$103,790	$23,667	$127,457
St. Helens mill restructuring (a)	6,183	—	—	—
Alternative fuel mixture credits (b)	(134,909)	—	—	—
Impact of energy hedges	(4,901)	7,471	(37)	7,434
Hurricane losses	—	5,482	—	5,482
Inventory purchase accounting expense	—	10,259	—	10,259
Impact of DeRidder Outage	—	19,776	732	20,508

EBITDA excluding special items	$177,718	$146,778	$24,362	$171,140

(a)	In November 2008, we announced the restructuring of our St. Helens, Oregon, paper mill. During the nine months ended September 30, 2009, we recorded $6.2 million of restructuring charges in “St. Helens mill restructuring.”

(b)	During first quarter 2009, we filed to be registered as an alternative fuel mixer and, in April, received notification from the Internal Revenue Service that our registration was approved. We became eligible to receive the tax credit at our four pulp and paper mills beginning at various dates from late January to late March 2009. During the nine months ended September 30, 2009, we recorded $134.9 million of alternative fuel mixture credits, net of associated fees and expenses and before taxes. We recorded these amounts in “Alternative fuel mixture credits, net” in our Consolidated Statement of Income (Loss), and at September 30, 2009, we had $29.2 million recorded in “Receivables, other.”